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                                 EXHIBIT 99.2

        Press Release, dated May 11, 2001, issued by The Cronos Group
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                                                                  EXHIBIT 99.2

COMPANY PRESS RELEASE -


                     CRONOS ANNOUNCES THAT MASSACHUSETTS
                        SUPERIOR COURT ENTERS JUDGMENT
                CANCELLING 1,793,798 OUTSTANDING COMMON SHARES
                    BENEFICIALLY OWNED BY FORMER CHAIRMAN

        San Francisco - May 11, 2001 - The Cronos Group (NASDAQ:CRNS) today announced that it has secured a judgment from the Massachusetts Superior Court cancelling 1,793,798 outstanding common shares beneficially owned by its former Chairman, Stefan M. Palatin, in partial satisfaction of a judgment Cronos obtained in February 2000 against Mr. Palatin in the amount of $6,583,665.72. The Massachusetts Court affirmed the amount of the New York State judgment and ordered Cronos' transfer agent to cancel the 1,793,798 common shares held of record by Klamath Enterprises, S.A., the entity Cronos alleged held the shares for the benefit of Mr. Palatin, and ordered the transfer agent to issue a new certificate for 1,793,798 shares to be registered in the name of a Cronos subidiary.


        Dennis J. Tietz, Chief Executive Officer and Chairman of the Board of Cronos, said "We are pleased with the decision of the Massachusetts Superior Court. The order of the Court represents a significant step in our efforts to divorce Cronos from its former Chairman and to collect the indebtedness owed by the former Chairman to Cronos."


        Cancellation of the shares beneficially owned by the former Chairman represents a 19.6% reduction in the number of outstanding common shares of Cronos. Under Luxembourg law, the cancelled shares are to be resold or, if not resold, retired, unless earlier retired by vote of the shareholders of Cronos. Cronos presently intends to formally retire the 1,793,798 shares ordered by the Court to be transferred to Cronos' subsidiary.

THE CRONOS GROUP

        Cronos is one of the world's leading lessors of intermodal containers, owning and managing a fleet of over 397,000 TEU (twenty-foot equivalent units). The diversified Cronos fleet of dry cargo, refrigerated and other specialized containers is leased to a customer base of approximately 450 ocean carriers and transport operators around the world. Cronos provides container-leasing services through an integrated network of offices through state-of-the-art information technology.

CAUTIONARY NOTE

        This release discusses certain forward-looking information that involves risks and uncertainties that could cause actual results to vary materially from estimates. Risks and uncertainties include, among other things, changes in international operations, exchange rate risks, changes in market conditions for Cronos' container lease operations, and Cronos' ability to provide innovative and cost effective solutions. For a further discussion of the risk factors attendant to an investment in Cronos' common shares, see the Introductory Note in Cronos' Annual Report on Form 10-K for the year ended December 31, 2000, which was filed with the SEC on March 26, 2001.


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        This press release and other information concerning Cronos can be viewed on Cronos' website at www.cronos.com


For more information contact:
Elinor A. Wexler
Vice President-Corporate Communications
(415) 677-8990
ir@cronos.com